Exhibit 99.1

ALDERWOODS GROUP REPORTS FOURTH QUARTER
AND 2005 YEAR-END RESULTS

Delivers Solid Financial Performance,

Reports No Material Weaknesses in Internal Controls for 2005

CINCINNATI, OHIO – March 13, 2006 – Alderwoods Group, Inc. (NASDAQ:AWGI) today announced its fourth quarter and year-end results, representing the 12 weeks and 52 weeks ended December 31, 2005.

The Company reported total net income of $41.2 million, or $1.02 basic and $0.99 diluted earnings per share, on revenues of $748.9 million, for the 52 weeks ended December 31, 2005, compared with total net income of $9.3 million, or $0.23 basic and diluted earnings per share, on revenues of $717.1 million, for the 52 weeks ended January 1, 2005.

From continuing operations, the Company reported total net income of $42.9 million, or $1.06 basic and $1.03 diluted earnings per share, for fiscal 2005, compared with a net loss of $3.6 million, or $0.09 basic and diluted loss per share, for fiscal 2004.

Highlights of the Fourth Quarter from Continuing Operations

•                  Revenue increased 3.8% to $173.5 million

•                  Number of same site funeral services performed increased 0.6% to 26,378

•                  Same site average revenue per funeral increased 4.7% to $4,237

•                  Funeral revenue increased 3.0% to $112.1 million

•                  Cemetery revenue declined 2.2% to $39.4 million

•                  Insurance revenue increased 21.9% to $22.0 million

•                  Net income increased 40.7% to $9.1 million

•                  Pre-need funeral contracts written decreased 2.8% to $41 million

•                  Pre-need cemetery contracts written decreased 7.5% to $19.8 million

Highlights of Fiscal 2005 from Continuing Operations

•                  Revenue increased 4.4% to $748.9 million

•                  Number of same site funeral services performed decreased 0.7% to 113,300

•                  Same site average revenue per funeral increased 3.1% to $4,160

•                  Funeral revenue increased 1.5% to $479.8 million

•                  Cemetery revenue increased 6.1% to $174.1 million

•                  Insurance revenue increased 18.6% to $95.0 million

•                  Net income increased to $42.9 million

•                  Pre-need funeral contracts written increased 6.4% to $191 million

•                  Pre-need cemetery contracts written increased 8.7% to $94.5 million

•                  Total debt decreased by $90.1 million

Significant Activities in 2005

In 2005, Alderwoods continued to optimize its core business operations and reduce debt, while focusing on programs to stimulate organic growth and increase the number of funeral services performed, as well as position its operations to support future growth.

Continued market rationalization: In 2005, Alderwoods Group completed its disposition of identified discontinued operations, selling 18 funeral homes, five cemeteries and four combination properties, which did not fit into the Company’s market or business strategies. At the same time, Alderwoods focused on developing new combination locations in urban markets with favorable demographics. In 2005, the Company opened two new combination facilities in South Carolina. Alderwoods plans to advance its development program with the opening of six new locations in 2006.

Further reduced long-term debt: In 2005, Alderwoods Group continued to reduce its long-term debt. As of December 31, 2005, long-term debt outstanding stood at $373.5 million, a reduction of $90.1 million in fiscal 2005. At the end of fiscal 2005, cash on hand was $7.5 million. In 2006, the Company intends to continue to focus on paying down debt. However, in 2007 and beyond, Alderwoods Group’s strengthened balance sheet provides it with an opportunity to assess other uses for available cash.

Improved pre-need sales: To build a solid foundation for long-term market share and funeral services volume growth, Alderwoods Group expanded its pre-need sales program in 2005. The Company added to its pre-need sales force through targeted recruiting efforts and invested in additional advertising and promotion of its Advance Planning products and services. In 2005, the value of pre-need funeral contracts written increased 6.4% to $191.0 million and the value of pre-need cemetery contracts written increased 8.7% to $94.5 million. Alderwoods Group’s pre-need funeral services backlog now exceeds $1.3 billion. The Company is committed to increasing, over time, the percentage of at-need revenues derived from its pre-need business, as it represents a key avenue to drive future organic growth in the business. A strong pre-need program also helps contribute to Alderwoods Group’s at-need business by increasing the profile of the Company’s locations in the communities in which they operate.

Advanced program of Cultural Transformation: In 2005, Alderwoods Group continued to make progress in developing a performance-based culture supporting leadership, outstanding customer service, strong community relations, excellence in administration and strong financial management. To support its program of Cultural Transformation, Alderwoods introduced additional training programs for its employees. The training programs are designed to enhance the quality of service that Alderwoods provides to families and help funeral home and cemetery employees build relationships in the communities in which they operate. The Company believes that these training programs combined with a commitment to exceptional service to families and strong community outreach will help raise the reputation and profile of its locations and assist in building long-term market share. Alderwoods also launched recruiting programs to attract new talent. The recruiting programs are designed to attract and retain employees that bring the optimal skills and attitudes to the organization.

Implemented additional Alderwoods Rooms: In 2005, Alderwoods Group built 91 standardized merchandise selection rooms, called Alderwoods Rooms, bringing the total number of rooms in its network of funeral homes to 325 as of December 31, 2005. The Company plans to continue to invest in the rollout of Alderwoods Rooms, implementing a further 80 rooms in 2006, as they provide more options to families during the arrangement process and contribute to the average revenue per funeral service.

 “2005 was a year of strong performance for Alderwoods, as we delivered revenue growth in our funeral, cemetery and insurance businesses, increased the average revenue per funeral service, and achieved solid cash flow from operations,” said Mr. Paul Houston, President and CEO of Alderwoods Group. “We further strengthened our balance sheet through continued debt reduction, while taking the opportunity to invest in a number of programs to help build a foundation for organic growth in the longer term.”

Mr. Houston continued, “Some of our initiatives to stimulate funeral services growth in 2005 did not take effect as quickly as we had hoped and the total number of funeral services performed decreased over the prior year, although we did experience increases in the second and fourth quarters. Our investments in these initiatives came during a particularly challenging year, in which we faced a soft funeral services market as well as the impact of a severe hurricane season on our operations in the southern United States. After fully evaluating the results of these programs, we will be reducing our spending in 2006 on those initiatives that did not meet our targets, while continuing to invest in those that have delivered results.

“The year-over-year growth in the average revenue per funeral service helped to offset the decline in funeral services performed and we will also continue to invest in areas that will further improve this metric, such as the implementation of Alderwoods Rooms and employee training programs.

“During the year,” Mr. Houston added, “we experienced significant cost inflation pressures in areas such as wages, insurance and utilities, which were partially offset by some unusual items that we do not expect to recur in 2006. We expect that the inflationary cost pressures will continue in 2006, in what appears to be an ongoing soft environment for funeral services. We anticipate that funeral revenues will grow modestly over time, driven primarily by continued improvement in the average revenue per funeral service we perform. Accordingly, we are taking steps to ensure that our cost structure is appropriately aligned with our anticipated revenues.”

Financial Summary 12 Weeks Ended December 31, 2005

Overview

For the 12 weeks ended December 31, 2005, total net income was $9.1 million, a decrease of $15.3 million compared to $24.4 million for the 12 weeks ended January 1, 2005. Basic earnings per share were $0.22 for the 12 weeks ended December 31, 2005 compared to $0.61 for the 12 weeks ended January 1, 2005. Diluted earnings per share were $0.22 for the 12 weeks ended December 31, 2005 compared to $0.60 in the year ago period.

Continuing Operations

Total revenue for the 12 weeks ended December 31, 2005, was $173.5 million compared to $167.2 million for the 12 weeks ended January 1, 2005, an increase of $6.3 million, or 3.8%. Increases in the funeral and insurance segments were partially offset by a decrease in cemetery revenue.

Funeral revenue was $112.1 million for the 12 weeks ended December 31, 2005, an increase of $3.2 million compared to $108.9 million for the 12 weeks ended January 1, 2005. Same site funeral revenue was $111.1 million for the 12 weeks ended December 31, 2005, an increase of $5.9 million compared to $105.2 million for the 12 weeks ended January 1, 2005. The increase in same site performance was largely due to an increase in the number of funeral services performed of 0.6% and an increase in the average funeral revenue per service of $191 or 4.7%.

Funeral gross margin increased to 18.8% for the 12 weeks ended December 31, 2005, compared to 17.7% for the 12 weeks ended January 1, 2005. The increase was due to revenue increases which were partially offset by expense increases, primarily wages and benefits.

Cemetery revenue for the 12 weeks ended December 31, 2005, was $39.4 million, a decrease of $0.8 million or 2.2%, compared to $40.2 million for the 12 weeks ended January 1, 2005. The decrease was primarily due to decreased pre-need space sales, increased endowment care income of $0.2 million from its investments, and increased at-need service revenue of $0.8 million from a greater number of cemetery interments at a higher average service revenue per interment.

Cemetery gross margin decreased to 11.4% for the 12 weeks ended December 31, 2005, compared to 18.9% for the corresponding period in 2004, primarily due to decreased revenue of $0.8 million and higher operating expenses, primarily wages and benefits.

Insurance revenue was $22.0 million for the 12 weeks ended December 31, 2005, compared to $18.0 million for the 12 weeks ended January 1, 2005. Insurance revenue increased primarily due to increases in premiums of $4.0 million. Insurance gross margin decreased to 7.3% for the 12 weeks ended December 31, 2005, compared to 9.6% for the corresponding period in 2004, primarily as a result of a decrease in investment gains of $0.7 million.

General and administrative expenses totaled $11.3 million for the 12 weeks ended December 31, 2005 compared to $15.0 million for the 12 weeks ended January 1, 2005. The decrease of $3.7 million is primarily due to a decrease in management incentive bonus expense of $0.5 million, a decrease in audit fee expense of $0.6 million, a decrease in capital tax expense of $0.9 million and interest income of $2.0 million on refunds related to an amended tax return.

For the 12 weeks ended December 31, 2005, interest expense was $6.6 million, a decrease of $4.0 million compared to the 12 weeks ended January 1, 2005, reflecting the effect of principal repayments and lower interest rates compared to the corresponding period in 2004.

Income tax expense was a recovery of $1.0 million for the quarter compared to a recovery of $3.0 million last year. The Company recorded an income tax refund of $3.2 million as a result of the resolution of a tax audit. The effective tax rate for the quarter excluding the above benefit was approximately 28% reflecting the effect of a full year effective tax rate of 42% compared to 45% at the end of the third quarter.

Pre-need funeral and cemetery contracts written during the 12 weeks ended December 31, 2005, totaled $41.0 million and $19.8 million, respectively. For the 12 weeks ended January 1, 2005, pre-need funeral and cemetery contracts written totaled $42.2 million and $21.4 million, respectively. The Company is continuing its program to increase pre-need sales.  The Company believes that pre-need sales are an important part of building the foundation for future revenue.

Free cash flow from continuing operations was $14.2 million for the 12 weeks ended December 31, 2005, compared to free cash flow of $13.6 million for the 12 weeks ended January 1, 2005. Free cash flow is a non-GAAP financial measure. See the Company’s definition of free cash flow and reconciliation of net cash provided by continuing operations to free cash flow in the “Non-GAAP Financial Measure” section of this press release.

Financial Summary 52 Weeks Ended December 31, 2005

Overview

For the 52 weeks ended December 31, 2005, total net income was $41.2 million, an increase of $31.9 million compared to $9.3 million for the 52 weeks ended January 1, 2005. Basic earnings per share were $1.02 for the 52 weeks ended December 31, 2005 compared to $0.23 for the 52 weeks ended January 1, 2005. Diluted earnings per share were $0.99 for the 52 weeks ended December 31, 2005 compared to $0.23 in the year-ago period.

Continuing Operations

Total revenue for the 52 weeks ended December 31, 2005, was $748.9 million compared to $717.1 million for the 52 weeks ended January 1, 2005, an increase of $31.8 million, or 4.4%. Revenue increased in each of the business segments — funeral, cemetery and insurance.

Funeral revenue was $479.8 million for the 52 weeks ended December 31, 2005, up $6.9 million compared to $472.9 million for the 52 weeks ended January 1, 2005. Same site funeral revenue was $468.8 million for the 52 weeks ended December 31, 2005, up $11.4 million compared to $457.4 million for the 52 weeks ended January 1, 2005. The increase in same site performance was largely due to an increase in the average funeral revenue per service of $124, or 3.1%, partially offset by a decrease in the number of funeral services performed of 0.7%.

Funeral gross margin decreased to 18.2% for the 52 weeks ended December 31, 2005, compared to 20.4% for the 52 weeks ended January 1, 2005. The decrease was primarily due to: (i) $4.5 million in increased wages, training and advertising costs related to the Company’s expanded field management structure and investment in programs designed to build local brand awareness and generate future growth; (ii) $1.9 million incentive bonus expense previously included in general and administrative expenses; (iii) $2.4 million in increased insurance costs, including expenses not expected to be reimbursed under the Company’s insurance policy for damages at locations affected by Hurricane Katrina; and (iv) increased utility costs of $1.1 million.

Cemetery revenue for the 52 weeks ended December 31, 2005, was $174.1 million, an increase of $10.1 million or 6.1%, compared to $164.0 million for the 52 weeks ended January 1, 2005. The increase was due primarily to higher pre-need space sales of $6.1 million at the Company’s Rose Hills subsidiary, increased at-need service revenue of $1.7 million, and increased endowment care income of $1.0 million from its investments.

Cemetery gross margin was 12.7% for the 52 weeks ended December 31, 2005, compared to 14.6% for the 52 weeks ended January 1, 2005. The decrease in gross margin was primarily due to: (i) a $2.6 million increase in wages and benefits; (ii) $0.8 million in incentive bonus expense previously included in general and administrative expenses; (iii) $1.2 million in increased insurance costs, including expenses not expected to be reimbursed under the Company’s insurance policy for damages at locations affected by Hurricane Katrina; and (iv) $0.4 million in increased utility costs.

Insurance revenue was $95.0 million for the 52 weeks ended December 31, 2005, compared to $80.1 million for the 52 weeks ended January 1, 2005. Insurance revenue increased primarily due to increases in premiums of $14.1 million. Insurance gross margin decreased to 5.3% for the 52 weeks ended December 31, 2005, compared to 5.9% for the 52 weeks ended January 1, 2005 due to a decrease in investment gains of $1.7 million.

General and administrative expenses totaled $42.8 million for the 52 weeks ended December 31, 2005 compared to $51.2 million for the 52 weeks ended January 1, 2005. The decrease is primarily due to: (i) the recovery of a $10.9 million corporate receivable previously fully reserved against; (ii) interest income of $2.0 million on refunds from an amended tax return; (iii) a $0.9 million reduction in accrual on settlement of a legal matter relating to a trustee fee dispute; (iv) decreased capital tax expense of $0.5 million; (v) decreased incentive bonus expense of $0.8 million, offset by (vi) increased wages, consulting and audit expenses of $1.1 million related to Sarbanes-Oxley compliance; (vii) increased retirement allowance expense of $1.2 million; and (viii) a $2.3 million foreign exchange impact from Canadian dollar based support center costs. The general and administrative expenses in the 52 weeks ended January 1, 2005 include a legal claim accrual reversal of $0.9 million and recoveries of corporate receivables that were previously fully reserved against for $1.2 million.

For the 52 weeks ended December 31, 2005, interest expense was $30.1 million, a decrease of $48.0 million compared to the 52 weeks ended January 1, 2005, reflecting the effect of principal repayments and lower interest rates compared to the corresponding period in 2004 which also included $29.3 million of net refinancing costs.

For the 52 weeks ended December 31, 2005, income tax expense was $4.8 million versus a recovery of $1.5 million in 2004. However, during the third quarter of 2005 the Company recorded the non cash resolution of an outstanding tax liability by reducing its tax expense by $12.1 million and in the fourth quarter the Company recorded an income tax refund of $3.2 million as a result of the resolution of an IRS tax audit.  The Company’s effective tax rate for 2005 before the above benefits was approximately 42%.

Net income from continuing operations was $42.9 million or $1.06 basic and $1.03 diluted earnings per share, for the 52 weeks ended December 31, 2005, compared to a net loss of $3.6 million, or $0.09 for both basic and diluted loss per share, for the 52 weeks ended January 1, 2005.

Pre-need funeral and cemetery contracts written during the 52 weeks ended December 31, 2005, totaled $191.0 million and $94.5 million, respectively. For the 52 weeks ended January 1, 2005, pre-need funeral and cemetery contracts written totaled $179.5 million and $86.9 million, respectively. The Company is continuing its program to increase pre-need sales. The Company believes that pre-need sales are an important part of building the foundation for future revenue.

Free cash flow from continuing operations was $78.0 million for the 52 weeks ended December 31, 2005, compared to free cash flow of $42.3 million for the 52 weeks ended January 1, 2005. Free cash flow is a non-GAAP financial measure. See the Company’s definition of free cash flow and reconciliation of net cash provided by continuing operations to free cash flow in the “Non-GAAP Financial Measure” section of this press release.

Discontinued Operations

For the 52 weeks ended December 31, 2005, loss from discontinued operations, net of tax, was $1.7 million or $0.04 basic and diluted loss per share compared to net income of $12.9 million or $0.32 basic and diluted earnings per share for the 52 weeks ended January 1, 2005.   The Company had no classified discontinued operations in the 12 weeks ended December 31, 2005.

Non-GAAP Financial Measure

Free Cash Flow

Free cash flow is a non-GAAP financial measure and, while utilized by other companies, may be calculated differently by other companies. The Company considers free cash flow a useful measure for management and investors of the Company’s financial condition and liquidity as well as the Company’s ability to generate cash for use in reducing debt or growing the business.

While the Company considers the measurement of free cash flow useful, it should not be considered in isolation, or as an alternative to net cash provided by continuing operations or any other performance measures calculated in accordance with GAAP.

The Company defines free cash flow as net cash provided by continuing operations less restricted cash from our continuing insurance operations and less maintenance capital expenditures. Net cash provided by continuing operations includes our continuing insurance operations, which is excluded from free cash flow due to the regulatory restrictions on moving cash out of the insurance operations. Net cash provided by the continuing insurance operations is typically invested in insurance invested assets. Maintenance capital expenditures include those expenditures considered necessary to maintain our existing facilities in a condition consistent with the Company’s standards and expected useful lives.   Maintenance capital expenditures exclude the construction of new facilities, whether or not on an existing Company cemetery, and the development of cemetery property for sale.

The following table provides a reconciliation of net cash provided by operating activities and free cash flow, as defined by the Company:

	12 Weeks Ended		52 Weeks Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
	(millions of dollars)		(millions of dollars)
Net cash provided by continuing operations	$30.6	$28.4	$147.4 (1)	$104.3
Restricted cash from continuing insurance operations	(11.3)	(6.0)	(47.3)	(37.0)
Maintenance capital expenditures	(5.1)	(8.8)	(22.1)	(25.0)
Free cash flow	$14.2	$13.6	$78.0	$42.3

(1)          Includes $11.5 million received upon collection of notes receivable, $16.1 million received as collateral for liability lines of insurance which was replaced with a letter of credit and $9.1 million paid to U.S. Trustee in connection with bankruptcy fees.

Internal Control over Financial Reporting (Section 404 of the Sarbanes-Oxley Act)

Alderwoods Group has completed its evaluation of the effectiveness of its internal control over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires management assessment of the effectiveness of the Company’s internal control over financial reporting as of the end of its most recent fiscal year. Based on Management’s assessment under the framework in Internal Control – Integrated Framework, Management has concluded that the Company’s internal control over financial reporting was effective as of December 31, 2005.

Company Overview

Alderwoods Group is the second largest operator of funeral homes and cemeteries in North America, based upon total revenue and number of locations. As of December 31, 2005, the Company operated 594 funeral homes, 72 cemeteries and 60 combination funeral home and cemetery locations throughout North America. The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, the Company operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

For more information about the Company’s results, readers are directed to the Company’s Form 10-K for the year ended December 31, 2005, which will be filed with the United States Securities and Exchange Commission (SEC) on March 13, 2006, and will be available in PDF format through the Company’s website (www.alderwoods.com).

Basis of Presentation

The Company’s financial results discussed in this media release are presented in U.S. dollars, and all accounting information is presented on the basis of United States generally accepted accounting principles (GAAP).

The Company’s fiscal year ends on the Saturday nearest to the last day of December in each year (whether before or after such date).  During 2005, the Company’s first, second and fourth fiscal quarters each consisted of 12 weeks and the third fiscal quarter consisted of 16 weeks. The fourth fiscal quarter of 2005 ended on December 31, 2005.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company’s operating activities, the plans and objectives of the Company’s management, assumptions regarding the Company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934.  The words “believe,” “may,” “will,” “estimate,”  “continues,”  “anticipate,”  “intend,”  “expect” and similar expressions identify these forward-looking statements.  These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: uncertainties associated with future revenue and revenue growth; the impact of the Company’s significant leverage on its operating plans; the ability of the Company to service its debt; the Company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of funeral and cemetery services and products; variances in death rates; variances in the use of cremation; and various other uncertainties associated with the funeral service industry and the Company’s operations in particular, which are referred to in the Company’s periodic reports filed with the SEC, especially under the heading “Forward-Looking Statements” and “Risk Factors”. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Conference Call

Alderwoods Group will host a conference call tomorrow morning, March 14, 2006, at 11:00 a.m. eastern time. A question and answer session will follow brief remarks by Paul Houston, President and CEO, and Ken Sloan, Executive Vice President and Chief Financial Officer. The toll-free conference dial-in number for U.S. and Canadian listeners is 800.377.5794 and for local or international participants is 416.641.6440. Interested parties may listen to the audio webcast via the Alderwoods Group website at http://www.alderwoods.com. A telephone replay will be accessible until March 28, 2006, by dialing 800.558.5253 or 416.626.4100 and quoting reservation number 21285060. An archived replay of the webcast will also be available through the Alderwoods Group website at http://www.alderwoods.com.

Contact:	Kenneth A. Sloan		Chaya Cooperberg
	Executive Vice President,		Director,
	Chief Financial Officer		Investor Relations and Communications
	Alderwoods Group, Inc.		Alderwoods Group, Inc.
	Tel:	416.498.2455	Tel:	416.498.2802
	Fax:	416.498.2449	Fax:	416.498.2449
	Email: ken.sloan@alderwoods.com		chaya.cooperberg@alderwoods.com

ALDERWOODS GROUP, INC.

Consolidated Statements of Operations

Expressed in thousands of dollars except per share amounts and number of shares

	12 Weeks Ended		52 Weeks Ended
	December 31,	January 1,	December 31,	January 1,
	2005	2005	2005	2005
	(unaudited)	(unaudited)
Revenue
Funeral	$112,127	$108,891	$479,799	$472,935
Cemetery	39,372	40,245	174,110	164,052
Insurance	21,969	18,020	95,005	80,124
	173,468	167,156	748,914	717,111
Costs and expenses
Funeral	91,087	89,647	392,544	376,646
Cemetery	34,888	32,626	151,914	140,145
Insurance	20,367	16,292	89,937	75,415
	146,342	138,565	634,395	592,206

	27,126	28,591	114,519	124,905

General and administrative expenses	11,277	15,052	42,815	51,218
Provision for asset impairment	(6)	1,375	(1,379)	1,787
Income from operations	15,855	12,164	73,083	71,900

Interest on long-term debt and refinancing costs	6,573	10,585	30,069	78,079
Other expense (income), net	1,250	(1,814)	(4,662)	(1,162)
Income (loss) before income taxes	8,032	3,393	47,676	(5,017)
Income taxes	(1,029)	(3,046)	4,815	(1,453)
Net income (loss) from continuing operations	9,061	6,439	42,861	(3,564)
Discontinued operations
Income (loss) from discontinued operations	-	17,911	(1,412)	19,400
Income taxes	-	(15)	266	6,487
Net income (loss) from discontinued operations	-	17,926	(1,678)	12,913
Net income	$9,061	$24,365	$41,183	$9,349

Basic earnings per Common share:
Net income (loss) from continuing operations	$0.22	$0.16	$1.06	$(0.09)
Net income (loss) from discontinued operations	-	0.45	(0.04)	0.32
Net income	$0.22	$0.61	$1.02	$0.23

Diluted earnings per Common share:
Net income (loss) from continuing operations	$0.22	$0.16	$1.03	$(0.09)
Net income (loss) from discontinued operations	-	0.44	(0.04)	0.32

Net income	$0.22	$0.60	$0.99	$0.23

Basic weighted average number of shares outstanding (thousands)	40,458	40,015	40,245	40,001

Diluted weighted average number of shares outstanding (thousands)	42,058	41,116	41,602	41,132

ALDERWOODS GROUP, INC.

Consolidated Balance Sheets

Expressed in thousands of dollars

	December 31,	January 1,
	2005	2005

ASSETS
Current assets
Cash and cash equivalents	$7,455	$9,379
Receivables, net of allowances	52,862	66,445
Inventories	15,784	16,730
Other	6,885	27,622
Assets held for sale	-	82,056
	82,986	202,232

Pre-need funeral receivables and trust investments	334,427	336,030
Pre-need cemetery receivables and trust investments	307,322	311,654
Cemetery property	116,467	119,042
Property and equipment	542,901	540,255
Insurance invested assets	294,598	250,785
Deferred income tax assets	13,057	8,161
Goodwill	295,890	321,134
Cemetery perpetual care trust investments	243,805	246,052
Other assets	42,850	37,082
	$2,274,303	$2,372,427

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$119,734	$140,662
Current maturities of long-term debt	2,435	9,083
Liabilities associated with assets held for sale	-	61,428
	122,169	211,173

Long-term debt	371,040	454,557
Deferred pre-need funeral and cemetery contract revenue	91,618	82,971
Non-controlling interest in funeral and cemetery trusts	548,497	553,617
Insurance policy liabilities	266,729	214,745
Deferred income tax liabilities	10,552	20,357
Other liabilities	21,983	21,954
	1,432,588	1,559,374

Non-controlling interest in perpetual care trusts	243,962	257,141

Stockholders’ equity
Common stock	405	400
Capital in excess of par value	743,126	740,210
Accumulated deficit	(172,405)	(213,588)
Accumulated other comprehensive income	26,627	28,890
	597,753	555,912
	$2,274,303	$2,372,427

ALDERWOODS GROUP, INC.

Consolidated Statements of Cash Flows

Expressed in thousands of dollars

	12 Weeks Ended		52 Weeks Ended
	December 31,	January 1,	December 31,	January 1,
	2005	2005	2005	2005
	(unaudited)	(unaudited)

CASH PROVIDED BY (APPLIED TO)
Operations
Net income	$9,061	$24,365	$41,183	$9,349
Income (loss) from discontinued operations, net of tax	-	(17,926)	1,678	(12,913)
Items not affecting cash
Depreciation and amortization	9,725	11,037	44,598	42,093
Amortization of debt issue costs	620	3,982	3,186	10,118
Insurance policy benefit reserves	10,923	8,425	49,532	40,705
Provision for asset impairment	(6)	1,375	(1,379)	1,787
Loss (gain) on disposal of assets	1,102	(1,979)	(4,966)	(3,530)
Deferred income taxes	2,810	(4,356)	13,860	(5,126)
Premium on long-term debt repurchase	-	-	282	32,450
Other, including net changes in other non-cash balances	(3,591)	3,512	(540)	(10,653)
Net cash provided by continuing operations	30,644	28,435	147,434	104,280
Net cash provided by (used in) discontinued operations	-	4,619	(601)	15,309
	30,644	33,054	146,833	119,589

Investing
Proceeds on disposition of business assets	5,805	6,374	20,721	20,917
Purchase of property and equipment	(10,686)	(13,302)	(42,510)	(37,183)
Purchase of insurance invested assets	(36,786)	(44,382)	(126,811)	(138,346)
Proceeds on disposition and maturities of insurance invested assets	25,456	38,366	79,647	86,763
Net cash used in continuing operations	(16,211)	(12,944)	(68,953)	(67,849)
Net cash provided by discontinued operations	-	14,607	7,908	108,975
	(16,211)	1,663	(61,045)	41,126

Financing
Increase in long-term debt	5,999	145	11,198	390,044
Repayment of long-term debt	(19,310)	(35,708)	(101,630)	(582,608)
Issuance of Common Stock	-	-	2,777	56
Net cash used in continuing operations	(13,311)	(35,563)	(87,655)	(192,508)
Net cash provided by (used in) discontinued operations	-	2	(57)	(440)
	(13,311)	(35,561)	(87,712)	(192,948)

Increase (decrease) in cash and cash equivalents	1,122	(844)	(1,924)	(32,233)
Cash and cash equivalents, beginning of period	6,333	10,223	9,379	41,612
Cash and cash equivalents, end of period	$7,455	$9,379	$7,455	$9,379